Exhibit 99.1

Pipex Pharmaceuticals Announces Fourth Quarter and Year End 2007 Results

Webcast/Conference Call Monday, March 31, 2008 at 5:00 p.m. EST

Ann Arbor, Michigan, March 31, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, today announced its results for the fourth quarter and year end 2007.

A conference call has been scheduled for 5:00pm ET today. In order to participate in the conference call, please call toll free: 866-898-9626 (US); international dial-in: 416-340-2216. A replay of the conference call will be archived for at least 10 days on Pipex’s website at www.pipexinc.com.

Achievements and accomplishments for the year end 2007 included:

•

Initiated a multicenter 150 patient Phase II/III clinical trial for TRIMESTA, our oral once-daily estriol therapy for the treatment of multiple sclerosis, under a $5 million grant from the Southern California Chapter of the National Multiple Sclerosis Society with participation from the NIH

•	Filed Investigational New Drug Application (IND) for Oral Flupirtine to initiate a phase II clinical trial in fibromyalgia
•	Began trading on the American Stock Exchange (AMEX) as “PP”
•	Expanded TRIMESTA related intellectual property broadly through an issued European patent
•	Broadened our license agreement with Oregon Health & Sciences University relating to estrogen therapy to treatment autoimmune diseases
•

Acquired a phase II oral drug candidate for dry age related macular degeneration (AMD) which had completed an 80 patient double blind phase II clinical trial in dry age-related macular degeneration (AMD) demonstrating a statistically significant improvement in visual acuity, contrast sensitivity, and photorecovery times

•	Demonstrated a 40% reduction in insoluble amyloid-beta using oral TTM in a transgenic animal model of Alzheimer’s disease

•	Initiated testing of oral TTM in a transgenic animal model of Huntington’s Disease through a Cooperative Research and Development Agreement (CRADA)
•	Presented results from a one year open label phase I/II clinical trial of oral TTM for refractory idiopathic pulmonary fibrosis (IPF) at the American Thorasic Society (ATS)
•	Appointed Daniel J. Dorman and Dr. James S. Kuo to the Board of Directors
•	Completed acquisition of the minority interest in our subsidiary, Effective Pharmaceuticals, Inc. (EPI)
•	Completed construction and qualification of a cGMP manufacturing facility in Ann Arbor, Michigan

Steve H. Kanzer,CPA, JD, Chairman and Chief Executive Officer, commented on the financial results, “Despite our setback with our oral TTM NDA filing for neurologic Wilson’s disease, we would like to communicate the depth and progress made with respect to our pipeline of additional clinical stage product candidates, in particular TRIMESTA, our once-daily oral therapy multiple sclerosis which is in a phase II/III clinical trial as well as oral flupirtine, our drug candidate for the treatment of fibromyalgia.”

Financial Results for Fourth Quarter and Year End 2007:

At December 31, 2007, Pipex had cash of approximately $11.5 million, compared to approximately $12.2 million at December 31, 2006. The decrease of approximately $700,000 is attributable primarily to net cash used in operations of approximately $6.6 million and net cash used to purchase property and equipment of approximately $2.0 million offset by the net proceeds from the sale of common stock relating to the exercise of warrants of approximately $7.0 million and the proceeds from a note payable, less payments on principal, of $900,000.

The net loss applicable to common shareholders for the quarter ended December 31, 2007 was $3,159,553, or $0.23 per share, compared to a net loss applicable to common shareholders of $2,680,557, or $0.09 per share, for the comparable quarter in 2006, representing an increase in net loss of $478,996. The increase in net loss was primarily attributable to an increase in research and development expenses totaling $870,111 that primarily related to Pipex’s oral TTM™ NDA directed activities, including establishing a GMP manufacturing facility in Ann Arbor, MI and hiring the necessary clinical, regulatory and manufacturing personnel, as well as activities associated with development of Pipex’s other product candidates, TRIMESTA™, anti-CD4 802-2, CORRECTA™, SOLOVAX, Z-monocys and EFFIRMA™. The increase was offset by a charge in the fourth quarter of 2006, totaling $570,750 for a preferred stock dividend for one of our subsidiaries. This charge was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders’ equity.

The net loss applicable to common shareholders for the year ended December 31, 2007 was $22,302,155, or $1.27 per share, compared to the net loss applicable to common shareholders of $4,860,095, or $1.50 per share, for the year ended December 31, 2006, representing an increase of $17,442,060. The increase in net loss was primarily attributable to a non-cash charge of $12,409,722 related to the acquisition of Effective Pharmaceuticals, Inc. (“EPI”) in the first quarter of 2007. This charge was reflected through equal and offsetting adjustments to additional paid-in-capital with no net impact on stockholders’ equity. Also attributing to the increase in net loss is an increase in research and development expenses of $3,662,171 that primarily related to Pipex’s oral TTM™ NDA directed activities, including establishing a GMP manufacturing facility in Ann Arbor, MI and hiring the necessary clinical, regulatory and manufacturing personnel, as well as activities associated with development of Pipex’s other product candidates, TRIMESTA™, anti-CD4 802-2, CORRECTA™, SOLOVAX, Z-monocys and EFFIRMA™ Research and development expense for the year ended December 31, 2007 also includes a non-cash stock-based compensation charge of $1,372,470. The increase in net loss was also due to a $2,359,063 increase in general and administrative expense which includes a non-cash stock-based compensation charge of $1,385,636.

Oral TTM for Neurologic Wilson’s disease Indication

Based upon receipt of written clinical hold letter communicated to a collaborator’s IND from the FDA, the FDA communicated concerns previously disclosed regarding the adequacy of the evidence of clinical efficacy, safety, study quality, data collection and overall risk/benefit profile of oral TTM for the treatment of neurologic Wilson’s disease as represented by the two completed clinical trials of TTM for neurologic Wilson’s disease that formed the basis of the previous NDA submission. In the written hold letter to the IND, the FDA raised additional chemistry, manufacturing and controls questions, as well as the FDA provided feedback regarding the lack of sufficiency of the 40 patient comparator clinical study as to the previous two clinical studies. While we remain hopeful for the ultimate approvability and utility of oral TTM for neurologic Wilson’s disease as well as additional therapeutic indications, based upon our review of the recent written clinical hold letter from by the FDA made available to us last week, at the present time, it appears that the FDA will not deem the three existing clinical trials of oral TTM to be sufficient for an NDA for the treatment of neurologic Wilson’s disease.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements and seek marketing authorizations. Pipex is focused on treating multiple sclerosis, fibromyalgia, Alzheimer’s disease, Huntington’s disease, neurologic Wilson’s disease, Dry Age Related Macular Degeneration (AMD). For further information, please visit, www.pipexpharma.com.

(1)        Brewer, G.J., et al., Treatment of Wilson’s disease with ammonium tetrathiomolybdate: III. Initial therapy in a total of 55 neurologically affected patients and follow-up with zinc therapy. Arch Neurol. 2003 Mar; 60(3):379-85.

(2)        Brewer, G.J., Askari, F., Lorincz, M.T., Carlson, M., Schilsky, M., Kluin, K.J., Hedera, P., Moretti, P., Fink, J.K., Tankanow, R., et al. 2006. Treatment of Wilson’s disease with ammonium tetrathiomolybdate: IV. Comparison of tetrathiomolybdate and trientine in a double-blind study of treatment of the neurologic presentation of Wilson disease. Arch Neurol 63:521-527.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc. and subsidiaries (“we”,“our” or “Company”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential uses of oral TTM for various uses including the treatment of Alzheimer’s disease, inflammatory and fibrotic diseases, as well as its the prospects for regulatory filings in the treatment of neurologic Wilson’s disease. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including oral TTM, TRIMESTA, SOLOVAX, EFFIRMA, zincmonocysteine or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements, including risks detailed in the Company’s SEC reports, including the Company’s Form 10-KSB. Copies of the filings are available at www.sec.gov.

For Further Information Contact:

Steve H. Kanzer, CPA, Esq.

Chairman and Chief Executive Officer

(734) 332-7800

Charles Bisgaier, Ph.D.

President

(734) 332-7800

Redington, Inc. (Investor Relations)

Thomas Redington

203-222-7399

www.redingtoninc.com